Exhibit 10.37

FIRST MODIFICATION TO PROMISSORY NOTE

THIS MODIFICATION TO PROMISSORY NOTE (this “Modification”) dated February 13, 2024, is entered into by and between NATURAL ALTERNATIVES INTERNATIONAL, INC. (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Revolving Line of Credit Note in the stated amount of $20,000,000.00, executed by Borrower and payable to the order of Bank, dated September 19, 2022, as modified from time to time (the "Note"), which Note is subject to the terms and conditions of a credit agreement between Borrower and Bank dated May 24, 2021, as amended from time to time (the "Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Note, and have agreed to modify the Note to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Note shall be modified as follows:

1.         The maximum principal amount available under the Note is hereby modified to be Twelve Million Five Hundred Thousand Dollars ($12,500,000.00).

2.         The fixed rate of interest applicable to the Note is hereby modified to be two and one quarte percent (2.25%) above SOFR Average in effect on the first day of each Interest Period.

3.         The variable rate of interest applicable to the Note is hereby modified to be two and one quarter percent (2.25%) above the Daily Simple SOFR in effect from time to time.

4.         The effective date of this Modification shall be the effective date of the Fourth Amendment to Credit Agreement executed in connection herewith, as determined by Bank and evidenced by Bank’s system of record.  Notwithstanding the occurrence of the effective date of this Modification, Bank shall not be obligated to extend credit under this Modification or any other Loan Document until all conditions to each extension of credit set forth in the Agreement have been fulfilled to Bank's satisfaction.

5.         Except as expressly set forth herein, all terms and conditions of the Note remain in full force and effect, without waiver or modification. All terms defined in the Note or the Agreement shall have the same meaning when used in this Modification. This Modification and the Note shall be read together, as one document.

6.         Borrower certifies that as of the date of this Modification there exists no Event of Default under the Note, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Modification to be effective as of the effective date set forth herein.

NATURAL ALTERNATIVES INTERNATIONAL, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Fortin	By:	/s/ Celeste Clancy
	MICHAEL FORTIN,		CELESTE CLANCY,
	CHIEF FINANCIAL OFFICER		SENIOR VICE PRESIDENT

By:	/s/ Kenneth E. Wolf
KENNETH E. WOLF, PRESIDENT, SECRETARY